SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 1, 2005

 SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

 Registrant's telephone number, including area code: (707) 764-2330

Item 8.01.	Other Events.

Registrant believes that a negotiated restructuring of its Timber Collateralized Notes ("Timber Notes") is in the best interests of Registrant and all of its constituencies, including the holders of the Timber Notes ("Noteholders"). Registrant therefore seeks to begin discussions with an ad hoc committee of Noteholders ("Noteholder Committee"), and as previously announced, Registrant has already had confidential discussions with the financial and legal advisors to the Noteholder Committee. Registrant has proposed to the Noteholder Committee's advisors the broad outlines of a potential restructuring plan to be accomplished through confirmation of a chapter 11 plan of reorganization, pursuant to which Noteholders (other than Registrant, whose Timber Notes would be surrendered and cancelled) would receive new senior secured notes in an aggregate principal amount of $300,000,000 and shares representing 90% of the equity of the reorganized Registrant. Neither these, nor any other proposed restructuring terms, have been agreed to by Registrant's parent company, The Pacific Lumber Company ("Palco"), or any Noteholder, nor is there any assurance that any of these terms will be agreed upon, that there will be an agreement, or, if there is an agreement, what the terms will be.

Registrant is disclosing these proposed terms to the public by this Form 8-K filing in order to facilitate direct negotiations with the Noteholders, none of whom has yet entered into a confidentiality agreement with respect to such negotiations. Registrant encourages Noteholders to contact the Noteholder Committee's financial and/or legal advisors to begin the process of negotiating directly with Registrant on the basis of the proposed restructuring terms. Registrant does not admit that any communication of the proposed terms of a restructuring, even absent this filing, would constitute a communication of material non-public information that would in any manner restrict such Noteholders.

As noted above, although Registrant intends to continue to pursue a negotiated restructuring of the Timber Notes, there can be no assurance that these efforts will be successful. Registrant has previously announced that its management has concluded that, in the absence of significant regulatory relief and accommodations, Registrant's timber harvest levels and cash flows from operations will in future years be substantially below both historical levels and the minimum levels necessary in order to allow Registrant to satisfy its debt service obligations in respect of the Timber Notes. Management has also concluded that Registrant's cost structure will have to be reduced in line with these anticipated reductions in harvest levels and cash flows. To the extent that Registrant is unable to achieve a negotiated restructuring of its Timber Notes consistent with management's expectations as to future harvest levels and cash flows, Registrant expects that it will be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code. Registrant does not undertake any obligation to comment further on the progress, if any, of its efforts to negotiate a restructuring of the Timber Notes, including whether it has commenced direct negotiations with any Noteholder or the terms proposed in, or the status or other aspects of, such negotiations, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTIA PACIFIC COMPANY LLC
Date: August 1, 2005	By:	/s/ Gary L. Clark
	Name:	Gary L. Clark
	Title:	Vice President - Finance and Administration

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